FOR IMMEDIATE RELEASE
McCORMICK REPORTS FIRST QUARTER PERFORMANCE
HUNT VALLEY, Md., March 31, 2020 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the first quarter ended February 29, 2020.

1
Sales declined 2% in the first quarter from the year ago period and in constant currency, sales declined 1%. Both comparisons include a reduction to sales growth of 3%, compared to the first quarter of last year, related to the impact of the COVID-19 outbreak in China.

1
Operating income was $194 million in the first quarter compared to $197 million in the year-ago period. Adjusted operating income was $195 million, a decrease of 2% from $199 million in the first quarter of 2019 and includes a 10% unfavorable impact from lower China operating income related to the impact of COVID-19.

1	Earnings per share was $1.08 in the first quarter as compared to $1.11 in the year-ago period. First quarter adjusted earnings per share was also $1.08, a 4% decline from $1.12 in the year-ago period.

1
For the fiscal year 2020, McCormick is withdrawing its guidance due to the uncertainty of the duration and extent of the COVID-19 pandemic impact. The company reaffirms its long-term financial objectives and capital allocation priorities.

Chairman, President & CEO's Remarks

Lawrence E. Kurzius, Chairman, President and CEO, stated, “The global impact of COVID-19 continues to evolve daily. McCormick’s deepest sympathies go out to all who are affected by COVID-19 and we thank all those working to keep people safe through this crisis. At McCormick, we're committed to maintaining critical food supply across all of our markets and supporting our communities. We are working through the challenges of today, while keeping our focus on the long-term goals, strategies and values that have made us so successful.

“We are well positioned given our solid financial results, stable cash generation and access to liquidity, and have rapidly implemented appropriate mitigation plans. Our immediate priorities include ensuring the health and safety of our employees, maintaining the quality and integrity of our products and keeping our brands and our customers’ brands in supply. We plan to emerge strong from this event through driving our long-term strategies and reacting with agility to changing consumer behavior and capitalizing on opportunities from our relative strength.

“Our first quarter results were significantly impacted by the extraordinary disruption in China’s consumption related to the COVID-19 outbreak. Lower operating results from this impact offset the otherwise solid sales, operating income and earnings per share growth we delivered in the first quarter driven by the successful execution of our strategies and engagement of employees. We are confident our underlying foundation remains strong.

“McCormick is a global leader in flavor. We are differentiated with a broad and advantaged global flavor portfolio which continues to drive growth and position us to fully meet the demand for flavor around the world. We are continuing to capitalize on the global and growing consumer interests in healthy, flavorful eating, the source and quality of ingredients, and sustainable practices. We deliver flavor across all markets and through all channels, while responding readily to changes in the ever-evolving food and beverage industry, as well as in the global environment, with new ideas, innovation and purpose. Our focus on long-term sustainable growth and strengthening our organization is the foundation of our future. We recognize 2020 will be an unprecedented year of challenges. We have a consistent history of growth and very positive long-term fundamentals in place to manage through this short-term period of volatility and continue on our long-term growth trajectory.

“I want to recognize McCormick employees around the world for their dedicated efforts and specifically thank them for working hard every day to help protect the food supply during this unprecedented time. The collective power of our people drives our momentum and our success. With our vision to bring the joy of flavor to life and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders."

First Quarter 2020 Results

McCormick reported a 2% sales decrease in the first quarter from the year-ago period, including a 1% unfavorable impact from currency. The impact of the COVID-19 outbreak in China reduced the company’s sales growth by 3% as compared to the first quarter of last year. In the Americas and Europe, Middle East and Africa (EMEA) regions, the company grew sales driven by new products and growth in the base business through brand marketing support, expanded distribution, and pricing actions with a partial offset from the impact of trade inventory reductions at retailers.

Gross profit margin increased 90 basis points versus the year-ago period. This expansion was driven by cost savings led by the Comprehensive Continuous Improvement (CCI) program. Operating income declined 2% to $194 million in the first quarter of 2020 compared to $197 million in the year-ago period. This decline was driven by lower China operating profit resulting from the COVID-19 impact which reduced the company’s growth in operating income by 10%, primarily in the company’s consumer segment which includes China’s foodservice business. That reduction was partially offset by the favorable impact of higher sales in the company’s Americas and EMEA regions and gross margin expansion. The company increased its brand marketing and Enterprise Resource Planning (ERP) system replacement program investments in the first quarter compared to the year ago period. The company recorded $1 million of special charges in the first quarter of 2020 versus $2 million in the first quarter of 2019. Excluding special charges, adjusted operating income declined 2% to $195 million compared to $199 million in the year-ago period, with minimal impact from currency.

Earnings per share was $1.08 in the first quarter of 2020 compared to $1.11 in the year-ago period. Special charges decreased earnings per share by $0.01 in the first quarter of 2019. Excluding this impact, adjusted earnings per share was $1.08 in the first quarter of 2020 compared to $1.12 in the year-ago period, or a 4% decrease. The decrease in adjusted earnings per share was driven primarily by lower adjusted operating income and a 5% headwind from a higher adjusted income tax rate partially offset by lower interest expense. The unfavorable adjusted income tax rate was due to a reduced impact of favorable discrete tax items in the first quarter of 2020 versus the year ago period.

Fiscal Year 2020 Financial Outlook

McCormick previously issued its fiscal 2020 guidance on January 28, 2020, which did not include the impact of COVID-19. Due to the rapidly evolving situation and the high degree of uncertainty relating to the impacts of COVID-19, including on consumer demand across all channels and the global economy, the company is withdrawing its fiscal 2020 guidance.

The company believes there will be a shift in consumer demand due to COVID-19 but cannot predict the duration and extent of the impact. In the consumer segment, the company is expecting an overall increase in consumer demand during periods of pantry stocking followed by increased cooking at home. In the flavor solutions segment, the company is expecting increased customer demand from packaged food companies and is expecting declines in demand from restaurant and other foodservice customers. While the first quarter China impact of COVID-19 was significant to results, the company believes it cannot extrapolate the overall impact for the rest of the company due to differences related to lockdown durations and pantry stocking as well as the differing percentages of foodservice business and other dynamics in each region.

To maximize flexibility during this uncertain time, the company has decided to moderate the pace of its business transformation investments and has delayed its ERP system replacement program.

The company expects to resume guidance at the time of its second quarter earnings release in June 2020. The company reaffirms its long-term financial objectives and capital allocation priorities remain unchanged.

Business Segment Results
Consumer Segment

(in millions)	Three months ended
	2/29/2020	2/28/2019
Net sales	$699.5	$744.9
Operating income, excluding special charges	119.6	135.3

The consumer segment sales declined 6% when compared to the first quarter of 2019, with minimal impact from currency. The sales decline was primarily driven by the Asia/Pacific region.

1
Consumer sales in the Americas decreased 2% compared to the first quarter of 2019, with minimal impact from currency. The decrease was driven by a negative 4% impact from trade inventory reductions partially offset by underlying volume growth from new products, expanded distribution and brand marketing support, as well as pricing.

1	First quarter consumer sales in EMEA decreased 1% compared to the year ago period. In constant currency, sales rose 1% driven by pricing, primarily related to the timing of promotional activities.

1
Consumer sales in the Asia/Pacific region declined 29% compared to the first quarter of 2019 and in constant currency, sales declined 28%. The decrease was driven by the impact from the COVID-19 outbreak in China, which offset strong growth across the rest of the region.

Consumer segment operating income, excluding special charges, declined 12% to $120 million for the first quarter of 2020 compared to $135 million in the year-ago period. In constant currency, consumer operating income decreased 11%. This decline was driven by the unfavorable COVID-19 impact in China, a 7% increase in brand marketing and incremental business transformation expenses partially offset by CCI-led cost savings.

Flavor Solutions Segment

(in millions)	Three months ended
	2/29/2020	2/28/2019
Net sales	$512.5	$486.6
Operating income, excluding special charges	75.6	63.7

Flavor solutions segment sales grew 5% compared to the first quarter of 2019, with minimal impact from currency driven by strong growth in the Americas and EMEA.

1
Flavor solutions sales in the Americas increased 6% from the year-ago period. In constant currency, sales rose 5%. This growth was primarily driven by new products and base business growth with continued momentum in snack seasoning and branded food service. Pricing also contributed to growth.

1
The EMEA region's flavor solutions growth momentum continued with a first quarter sales increase of 9% versus the year-ago period, with minimal impact from currency. The growth was driven by higher volume and product mix, attributable to both the base business and new products, as well as pricing.

1
The Asia/Pacific region's sales decreased 4% compared to the first quarter of 2019 and in constant currency decreased 2%. The sales decline was driven by the impact from the COVID-19 outbreak in China with a partial offset from growth across the rest of the region.

Flavor solutions segment operating income, excluding special charges, increased 19% to $76 million for the first quarter of 2020 compared to $64 million in the year-ago period, with minimal impact from currency. This increase was driven by higher sales, CCI-led cost savings and favorable product mix, partially offset by the unfavorable COVID-19 impact in China and incremental business transformation expenses.

Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. Adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following:

In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, expected benefits and expected timing) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended
	2/29/2020	2/28/2019
Operating income	$194.2	$196.9
Impact of special charges	1.0	2.1
Adjusted operating income	$195.2	$199.0
% decrease versus year-ago period	(1.90)%
Adjusted operating income margin (1)	16.1%	16.2%

Income tax expense	$30.1	$22.1
Impact of special charges	0.3	0.5
Adjusted income tax expense	$30.4	$22.6
Adjusted income tax rate (2)	18.4%	13.9%

Net income	$144.7	$148.0
Impact of special charges	0.7	1.6
Adjusted net income	$145.4	$149.6
% decrease versus year-ago period	(2.80)%

Earnings per share - diluted	$1.08	$1.11
Impact of special charges	—	0.01
Adjusted earnings per share - diluted	$1.08	$1.12
% decrease versus year-ago period	(3.60)%

(1)	Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(2)
Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding special charges or $165.4 million and $162.1 million for the three months ended February 29, 2020 and February 28, 2019, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended February 29, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	(1.50)%	0.1%	(1.60)%
EMEA	(0.60)%	(1.40)%	0.8%
Asia/Pacific	(29.10)%	(1.40)%	(27.70)%
Total consumer segment	(6.10)%	(0.40)%	(5.70)%
Flavor solutions segment
Americas	5.8%	0.4%	5.4%
EMEA	8.8%	(0.40)%	9.2%
Asia/Pacific	(3.70)%	(1.40)%	(2.30)%
Total flavor solutions segment	5.3%	0.1%	5.2%
Total net sales	(1.60)%	(0.20)%	(1.40)%
Adjusted operating income
Consumer segment	(11.60)%	(0.40)%	(11.20)%
Flavor solutions segment	18.7%	0.1%	18.6%
Total adjusted operating income	(1.90)%	(0.20)%	(1.70)%

In addition to the preceding non-GAAP financial measures, we use a leverage ratio that is determined using non-GAAP measures. A leverage ratio is a widely-used measure of ability to repay outstanding debt obligations. We believe that our leverage ratio is a meaningful metric to investors in evaluating our financial leverage and may be different than the method used by other companies to calculate such a leverage ratio. We determine our leverage ratio as net debt (which is total debt, net of cash in excess of $75.0 million) to adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA). We define Adjusted EBITDA as net income plus expenses for interest, income taxes, depreciation and amortization, and as further adjusted for cash and non-cash acquisition-related expenses (which may include the effect of the fair value adjustment of acquired inventory on cost of goods sold) and certain gains or losses (which may include third party fees and expenses and integration costs). Adjusted EBITDA and our leverage ratio are both non-GAAP financial measures. Our determination of the leverage ratio is consistent with the terms of our $1.0 billion revolving credit facility and the Term Loan which requires us to maintain our leverage ratio below certain levels. Under those agreements, the applicable leverage ratio is reduced annually on November 30th. As of February 29, 2020, our capacity under the revolving credit facility is not affected by these covenants. We do not expect that these covenants would limit our access to our revolving credit facility for the foreseeable future; however, the leverage ratio could restrict our ability to utilize this facility. We expect to comply with this financial covenant for the foreseeable future.

The following table reconciles our net income to Adjusted EBITDA for the trailing twelve-month period ended February 29, 2020:

Net income	$699.4
Depreciation and amortization	160.4
Interest expense	157.5
Income tax expense	165.4
EBITDA	$1,182.7
Adjustments to EBITDA (1)	46.0
Adjusted EBITDA	$1,228.7

Net debt	$4,346.0

Leverage ratio (1)	3.5

(1)
Adjustments to EBITDA are determined under the leverage ratio covenant in our $1.0 billion revolving credit and term loan agreements and includes special charges, share-based compensation expense, and interest income.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, gross margins, earnings, cost savings, acquisitions, brand marketing support, special charges, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the impact of COVID-19 on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement ("CCI") program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expected impact of the U.S. Tax Act enacted in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preferences and demand; business interruptions due to natural disasters or unexpected events or public health crises, including COVID-19; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; global economic and financial conditions generally, including the pending exit of the U.K. from the European Union (Brexit), availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber-attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. Tax Act enacted on December 22, 2017 and volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $5.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.

For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 29, 2020	February 28, 2019
Net sales	$1,212.0	$1,231.5
Cost of goods sold	742.1	764.6
Gross profit	469.9	466.9
Gross profit margin	38.8%	37.9%
Selling, general and administrative expense	274.7	267.9
Special charges	1.0	2.1
Operating income	194.2	196.9
Interest expense	35.3	43.0
Other income, net	5.5	6.1
Income from consolidated operations before income taxes	164.4	160.0
Income tax expense	30.1	22.1
Net income from consolidated operations	134.3	137.9
Income from unconsolidated operations	10.4	10.1
Net income	$144.7	$148.0

Earnings per share - basic	$1.09	$1.12

Earnings per share - diluted	$1.08	$1.11

Average shares outstanding - basic	133.0	132.2
Average shares outstanding - diluted	134.3	133.8

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 29, 2020	February 28, 2019
Assets
Cash and cash equivalents	$170.8	$102.3
Trade accounts receivable, net	409.9	435.7
Inventories	835.6	807.3
Prepaid expenses and other current assets	108.1	82.7
Total current assets	1,524.4	1,428.0
Property, plant and equipment, net	936.0	934.6
Goodwill	4,496.9	4,538.5
Intangible assets, net	2,840.1	2,869.2
Investments and other assets	694.3	457.6
Total assets	$10,491.7	$10,227.9

Liabilities
Short-term borrowings and current portion of long-term debt	$813.9	$689.2
Trade accounts payable	789.4	673.8
Other accrued liabilities	469.1	466.1
Total current liabilities	2,072.4	1,829.1
Long-term debt	3,627.9	4,034.0
Deferred taxes	699.4	704.4
Other long-term liabilities	517.4	317.7
Total liabilities	6,917.1	6,885.2
Shareholders’ equity
Common stock	1,901.5	1,780.5
Retained earnings	2,179.9	1,877.9
Accumulated other comprehensive loss	(519.50)	(327.40)
Total McCormick shareholders' equity	3,561.9	3,331.0
Non-controlling interests	12.7	11.7
Total shareholders’ equity	3,574.6	3,342.7
Total liabilities and shareholders’ equity	$10,491.7	$10,227.9

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 29, 2020	February 28, 2019
Operating activities
Net income	$144.7	$148.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.9	40.3
Stock based compensation	6.4	6.7
Income from unconsolidated operations	(10.40)	(10.10)
Changes in operating assets and liabilities	(148.90)	(92.70)
Dividends from unconsolidated affiliates	11.1	11.4
Net cash flow provided by operating activities	44.8	103.6

Investing activities
Capital expenditures (including software)	(38.50)	(25.40)
Other investing activities	0.2	0.1
Net cash flow used in investing activities	(38.30)	(25.30)

Financing activities
Short-term borrowings, net	125.2	44.3
Long-term debt repayments	(20.50)	(21.50)
Proceeds from exercised stock options	7.7	6.7
Taxes withheld and paid on employee stock awards	(3.00)	(3.10)
Common stock acquired by purchase	(19.90)	(30.50)
Dividends paid	(82.40)	(75.30)
Net cash flow provided by (used in) financing activities	7.1	(79.40)

Effect of exchange rate changes on cash and cash equivalents	1.8	6.8
Increase in cash and cash equivalents	15.4	5.7
Cash and cash equivalents at beginning of period	155.4	96.6

Cash and cash equivalents at end of period	$170.8	$102.3

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